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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         Bowmar Instrument Corporation
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  Indiana                                                         35-0905052
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         (STATE OF INCORPORATION OR ORGANIZATION)                       (I.R.S. EMPLOYER IDENTIFICATION NO.)

 3601 E. University Drive, Phoenix, Arizona                                          85034
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         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                    (ZIP CODE)

        If this Form relates to the registration of a      If this Form relates to the registration of
        class of securities pursuant to Section 12(b)      a class of securities pursuant to Section
        of the Exchange Act and is effective pursuant      12(g) of the Exchange Act and is effective
        to General Instruction A.(c), please check         pursuant to General Instruction A.(d),
        the following box.                        [x]      please check the following box.



SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM
RELATES:
        ---------------------
         (If applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         TITLE OF EACH CLASS                            NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                            EACH CLASS IS TO BE REGISTERED
         -------------------                         -----------------------------------

      Common Stock Purchase Rights                        American Stock Exchange
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

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
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                                (TITLE OF CLASS)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


                 On December 6, 1996, the Board of Directors of Bowmar Instrument Corporation (the "Corporation") declared a dividend of one common share purchase right (a "Right" or "Rights") for each outstanding share of the Corporation's common stock, stated value $.10 (the "Common Shares"), of the Corporation and entered into a rights agreement. If and when the Rights become exercisable, each Right will entitle the registered holder to purchase from the Corporation one Common Share at a purchase price of $20.00 (the "Purchase Price"), although the price may be adjusted as described below. The description and terms of the Rights are set forth in the rights agreement (the "Rights Agreement") between the Corporation and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent").

                 Separate certificates representing the Rights ("Rights Certificates") will be distributed as soon as practicable after the "Distribution Date", which is the earliest to occur of: (i) 10 calendar days following a public announcement by the Corporation or an Acquiring Person that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Shares, or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to the time any person or group becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Common Shares.

                 The Rights cannot be bought, sold or otherwise traded separately from the Common Shares. Certificates for Common Shares issued after the date of the Rights Agreement will carry a notation that indicates that Rights are attached to the Common Shares and that the terms of the Rights Agreement are incorporated therein. Until the Distribution Date (or earlier exchange, redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the date of the Rights Agreement, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. After distribution of the Right Certificates, such separate Right Certificates alone will evidence the Rights.

                 The holders of the Rights are not required to take any action until the Rights become exercisable. As described above, the Rights are not exercisable until the Distribution Date. Holders of the Rights will be notified that the Rights have become exercisable when the Rights Agent mails the Rights Certificates. The Rights will expire on December 5, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Corporation, in each case, as described below.

                 To protect the value of the Rights to the holders, the Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for or purchase Common Shares at a price, or securities convertible into Common Shares with a conversion


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price, less than the then current market price of Common Shares, or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Shares) or of subscription rights or warrants, other than those referred to above.

                 These adjustments are called anti-dilution provisions and are intended to ensure that a holder of Rights will not be adversely affected by the occurrence of such events. With certain exceptions, the Corporation is not required to adjust the Purchase Price until cumulative adjustments require a change of at least 1% in the Purchase Price. No fractional Common Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

                 At any time after a person becomes an Acquiring Person, and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors of the Corporation may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

                 In the event that (i) the Corporation is acquired in a merger or other business combination transaction and the Corporation is not the surviving corporation, or (ii) any person consolidates or merges with the Corporation and all or part of the Corporation's Common Shares are exchanged for securities, cash or property of any other person, or (iii) 50% or more of the Corporation's consolidated assets or earning power are sold (collectively, "Flip-Over Events"), proper provision will be made so that each holder of a Right, other than the Acquiring Person, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring corporation which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that a person acquires 15% or more of the outstanding Common Shares (a "Flip-In Event"), proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

                 At any time prior to the tenth calendar day following the date of a public announcement that a person or group has become an Acquiring Person, the Board of Directors of the Corporation may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                 If the Board of Directors' ability to redeem the Rights pursuant to the Rights Agreement has expired, but a Flip-Over Event or certain Flip-In Events have not yet occurred, the redemption right will be reinstated if the Acquiring Person disposes of a sufficient number of the Corporation's Common Shares so that such person then owns less than 10% of the outstanding Corporation's Common Shares and if certain other conditions are met.





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                 The terms of the Rights may be amended by the Board of
Directors of the Corporation without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

                 Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Corporation, including, without limitation, the right to vote or to receive dividends.

                 The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Corporation in certain circumstances. Accordingly, the existence of the Rights may deter certain potential acquirors from making certain takeover proposals or tender offers. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Corporation as described above.

                 The form of Rights Agreement between the Corporation and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A thereto the form of Right Certificate, is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the form of Rights Agreement (and the exhibits thereto) attached hereto.





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ITEM 2.  EXHIBITS.

            Exhibit No.     Description of Exhibit
            -----------     ----------------------
                1           Rights Agreement, dated as of December 6, 1996 between Bowmar Instrument Corporation and American Stock
                            Transfer and Trust Corporation which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. [Incorporated by reference to Exhibit 5(c) of the Form
                            8-K filed by the Company on December 19, 1996.]

                2           Letter to the Shareholders of Bowmar Instrument Corporation.  [Incorporated by reference to Exhibit 5(b)
                            of the Form 8-K filed by the Company on December 19, 1996.]

                3           Form of Stock Certificate of Bowmar Instrument Corporation Common Stock, no par value.  [Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-7, File No. 2-70025, filed by the
                            Company on November 25, 1980.]





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                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    BOWMAR INSTRUMENT CORPORATION


Date: May 21, 1998                  By: /s/ HAMID R. SHOKRGOZAR
                                       ----------------------------------------
                                        Hamid R. Shokrgozar
                                        President and Chief Executive Officer





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                                 EXHIBIT INDEX

Exhibit No.                                Description of Exhibit
-----------                                ----------------------
1.                                         Rights Agreement, dated as of December 6, 1996 between Bowmar Instrument Corporation and
                                           American Stock Transfer and Trust Corporation which includes the form of Right
                                           Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit
                                           B. [Incorporated by reference to Exhibit 5(c) of the Form 8-K filed by the Company on
                                           December 19, 1996.]

2.                                         Letter to the Shareholders of Bowmar Instrument Corporation.  [Incorporated by reference to Exhibit 5(b) of the Form 8-K filed by the Company on December 19, 1996.]

3.                                         Form of Stock Certificate of Bowmar Instrument Corporation Common Stock, no par value.
                                           [Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-7, File
                                           No. 2-70025, filed by the Company on November 25, 1980.]





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